Exhibit 99.2 FOURTH QUARTER RESULTS 2022January 24, 2023

FORWARD-LOOKING STATEMENTS During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First’s actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First’s operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

CORPORATE PROFILE Southern First Markets: Greenville, SC2000 Columbia, SC2007 Charleston, SC2012 Raleigh, NC2016 Atlanta, GA2017 Summerville, SC2018 Greensboro, NC2018 Charlotte, NC2021

HIGHLIGHTS • Net income was $5.5 million, compared to $12.0 million for Q4 2021 • Diluted earnings per common share were $0.68 per share, compared to $1.49 for Q4 2021 • Total loans increased 31% to $3.3 billion, compared to $2.5 billion at Q4 2021 • Total deposits increased 22% to $3.1 billion at Q4 2022, compared to $2.6 billion at Q4 2021 • Book value per common share increased to $36.76, or 5%, over Q4 2021

LOANS & DEPOSITS Total Loans Millions $2.49 B $2.66 B $2.85 B $3.03 B $3.27 B $2,000 $2,200 $2,400 $2,600 $2,800 $3,000 $3,200 $3,400 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 Total Deposits Millions $2.56 B $2.71 B $2.87 B $3.00 B $3.13 B $2,000 $2,200 $2,400 $2,600 $2,800 $3,000 $3,200 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 *Total loans excludes mortgage loans held for sale.

NET INTEREST MARGIN Thousands Net Interest Income Net Interest Margin* $22,857 $23,164 $24,884 $25,454 $24,119 3.35% 3.37% 3.35% 3.19% 2.88% 2.00% 2.50% 3.00% 3.50% 4.00% $21,500 $22,000 $22,500 $23,000 $23,500 $24,000 $24,500 $25,000 $25,500 $26,000 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022 *Annualized for the respective three-month period. Tax equivalent.

TANGIBLE BOOK VALUE PER SHARE $35.07 $34.90 $35.39 $35.99 $36.76 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Q4 2022

CAPITAL RATIOS Holding Company Capital Ratios: (1) Q4 2022 Q3 2022 Q2 2022 Q1 2022 Q4 2021 Total risk-based capital ratio 12.91% 13.58% 13.97% 14.37% 14.90% Tier 1 risk-based capital ratio 10.88% 11.49% 11.83% 12.18% 12.65% Leverage ratio 9.17% 9.44% 9.71% 10.12% 10.18% Common equity tier 1 ratio (2) 10.44% 11.02% 11.33% 11.65% 12.09% Tangible common equity (3) 7.98% 8.37% 8.60% 9.06% 9.50% (1) December 31, 2022ratios are preliminary. (2) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets. (3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.